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                                                                 EXHIBIT (a)(18)

             GAYLORD CONTAINER CONFIRMS MERGER AGREEMENT TERMINATED

         DEERFIELD, IL, JANUARY 9, 2002 - Gaylord Container Corporation (AMEX:
GCR) confirmed that Temple-Inland Inc. has terminated its merger agreement with Gaylord Container because the minimum tender offer conditions for all outstanding shares of Gaylord Container's common stock and notes had not been satisfied prior to their expiration at midnight on Monday, January 7, 2002.

         Marvin A. Pomerantz, Gaylord's Chairman and Chief Executive Officer, reiterated the Company's resolve to continue operating as an ongoing, independent company. He said, "The Company would immediately begin a thorough review of its business plans and strategies with a view toward improving profitability despite current economic conditions."

         Mr. Pomerantz also said, "We want all of the stakeholders in Gaylord - customers, employees, suppliers and investors alike - to know that we remain committed to providing quality brown paper packaging products and services."

         Gaylord Container Corporation is a major national manufacturer and distributor of brown paper packaging products including corrugated containers and sheets, multiwall and retail bags, containerboard and unbleached kraft paper. For more information, visit our web site at www.gaylordcontainer.com

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, and actual results could differ materially. Such risks and uncertainties include, but are not limited to, general economic and business conditions both in the U.S., and globally, competitive market pricing, increases in raw material, energy and other manufacturing costs, fluctuations in demand for the Company's products, potential equipment malfunctions, and pending litigation. For additional information, see the Company's annual report on Form 10-K for the most recent fiscal year.

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